For More Information:	For Immediate Release:
Peter G. Humphrey, President and CEO	October 13, 2004 (585) 786-1101

FII Names James Rudgers Chief of Community Banking

WARSAW, N.Y. – Financial Institutions, Inc. (FII) today announced the appointment of
James T. Rudgers as Senior Vice President & Chief of Community Banking.

As the Chief of Community Banking of FII, Rudgers will oversee and support the day-to-day activities of the FII affiliate CEO’s and their respective boards.

Formally an Executive Vice President at Hudson United Bank Corporation, Jim brings to FII more than 20 years of banking experience including Retail Banking, Commercial Banking and Sales & Marketing.

Mr. Humphrey said, “This will allow FII corporate to better support the needs of our subsidiary banks and provide our bank executives more resources to further support the needs in the markets we serve. Having grown up in LeRoy, New York, Jim fully understands and appreciates the unique position we hold as community bankers and as such, is a perfect choice for this newly created position.”

Financial Institutions, Inc. is the $2.2 billion bank holding company of Wyoming County Bank, the National Bank of Geneva, Bath National Bank, and First Tier Bank & Trust. The four banks provide a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 49 offices and 71 ATM’s in Western and Central New York State. FII’s Financial Services Group also provides diversified financial services to its customers and clients, including brokerage, trust, insurance and employee benefits and compensation consulting.

Additional information about Financial Institutions, Inc. is available at the Company’s web site: www.fiiwarsaw.com.

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